Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-34148) of First National Corporation and subsidiaries of our report, dated March 20, 2009, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of First National Corporation and subsidiaries for the year ended December 31, 2008.

Winchester, Virginia

March 30, 2009

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